Exhibit 5.1

March 9, 2001

New Ceridian Corporation
3311 East Old Shakopee Road
Minneapolis, Minnesota 55425

Re:  New Ceridian Corporation
Registration Statement on Form S-8

Dear Sir or Madam:

    In my capacity as Vice President, Associate General Counsel and Deputy Secretary to New Ceridian Corporation, a Delaware corporation (the "Company"), I am acting as counsel in connection with the registration by the Company of 27,000,000, 1,000,000 and 350,000 shares (collectively, the "Shares") of common stock, $.01 par value per share (the "Common Stock"), of the Company issuable under the Company's 2001 Long-Term Stock Incentive Plan, Employee Stock Purchase Plan, and 2001 Director Performance Incentive Plan (collectively the "Plans"), respectively, pursuant to a registration statement on Form S-8 filed with the Securities and Exchange Commission on March 9, 2001 (the "Registration Statement").

    In acting as counsel for the Company and arriving at the opinion expressed below, I have examined and relied upon originals or copies, certified or otherwise identified to my satisfaction, of such records of the Company, agreements and other instruments, certificates of officers and representatives of the Company, certificates of public officials and other documents as I have deemed necessary or appropriate as a basis for the opinion expressed herein. In connection with my examination, I have assumed the genuineness of all signatures, the authenticity of all documents tendered to me as originals, the legal capacity of all natural persons and the conformity to original documents of all documents submitted to me as certified or photostatic copies.

    Based on the foregoing, I advise you that in my opinion that:

  1.
  The Company has the corporate authority to issue the Shares in the manner and under the terms set forth in the Registration Statement on Form S-8; and

  2.
  The Shares have been duly authorized and, when issued, delivered and paid for in accordance with the respective Plans, will be validly issued, fully paid and nonassessable.

    I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to its use as part of the Registration Statement.

Very truly yours,
/s/ WILLIAM E. MCDONALD William E. McDonald Vice President, Associate General Counsel and Deputy Secretary